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FOR IMMEDIATE RELEASE

Contact:

Brian Maney, Director, Corporate Communications (301) 951-6122

AMERICAN CAPITAL ELECTS JOHN A. KOSKINEN TO BOARD OF DIRECTORS

Bethesda, MD - February 6, 2007 - American Capital Strategies Ltd. (Nasdaq: ACAS) announced today that John A. Koskinen has been elected to its Board of Directors.

"We are delighted to welcome John Koskinen to American Capital," said Malon Wilkus, Chairman, President and CEO. "His experience in complex management environments and restructuring will be of great value as our portfolio continues to grow and diversify."

Mr. Koskinen, former Chairman of the Board of Trustees of Duke University, was also President of The Palmieri Company, which restructured large, troubled operating companies. During Mr. Koskinen's 21 years with Palmieri, he helped reorganize the Penn Central Transportation Company; Levitt and Sons, Incorporated; the Teamsters Pension Fund and Mutual Benefit Life Insurance Company, the largest failed life insurance company in U.S. history.

"I am looking forward to working with my new colleagues on the American Capital Board of Directors to represent the interests of over 250,000 American Capital stockholders," said Mr. Koskinen. "I am especially pleased to work at the board level in a public alternative asset management company, which offers the unusual opportunity for ordinary investors to participate in investments in private companies."

Mr. Koskinen has been President of the United States Soccer Foundation and has served as a Director of the AES Corporation, one of the world's largest global power companies, since 2004. Prior to assuming this position, Mr. Koskinen served as Deputy Mayor and City Administrator of the District of Columbia for three years, beginning in September, 2000. He was responsible for oversight and coordination of all city-operating departments. Earlier in 2000 he developed recommendations for restructuring the operations of the DC public schools. From 1994 to 1997, he was the Deputy Director for Management of the U.S. Office of Management and Budget and then was Assistant to President Clinton and Chair of the President's Council on Year 2000 Conversion from 1998 to 2000.

Mr. Koskinen graduated Magna Cum Laude from Duke University in 1961, where he was a member of Phi Beta Kappa; graduated with an LL.B., cum laude, from Yale Law School in 1964; and did post graduate work in international law at Cambridge University, Cambridge, England, 1964-65.

Mr. Koskinen and his wife, the former Patricia Salz, have two adult children, Cheryl and Jeffrey, and live in Washington, D.C.

ABOUT AMERICAN CAPITAL

American Capital is the largest U.S. publicly traded alternative asset manager with $12 billion in capital resources under management. American Capital, both directly and through its global asset management business, is an investor in management and employee buyouts, private equity buyouts, and early stage and mature private and public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions, recapitalizations and securitizations. American Capital invests from $5 million to $500 million in North America and 5 million Euros to 400 million Euros in Europe.

As of January 31, 2007, American Capital shareholders have enjoyed a total return of 655% since the Company's IPO - an annualized return of 24%, assuming reinvestment of dividends. American Capital has paid a total of $1.4 billion in dividends and paid $22.44 dividends per share since going public in August 1997 at $15 per share.

Companies interested in learning more about American Capital's flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit www.AmericanCapital.com or www.EuropeanCapital.com.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor's shares, when sold, may be worth more or less than their original cost. Additionally, American Capital's current performance may be lower or higher than the performance data quoted above.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.